EXHIBIT 99.1


                         Cellegy Pharmaceuticals Reports
                        Second Quarter Financial Results

    - Conference Call Scheduled for Thursday, August 14th at 9:30 a.m. PDT -

South San Francisco, California - August 12, 2003 - Cellegy Pharmaceuticals, Inc. (Nasdaq: CLGY) reported today that for the second quarter ended June 30, 2003, revenues were $263,000, compared with $150,000 for the same period last year. Revenues during this year's second quarter consisted of $55,000 of Rectogesic(TM) (nitroglycerin ointment) product sales in Australia and $208,000 in licensing revenue from PDI, Inc., Cellegy's licensee for Fortigel(TM) (testosterone gel) 2%. Revenues for last year's second quarter were comprised of $95,000 in Australian Rectogesic sales and $55,000 in skin care product sales to Gryphon Development, the product development division of a major specialty retailer.

For the six months ended June 30, 2003, revenues were $655,000 comprised of $171,000 (a 30% plus increase over last year's first half) in Rectogesic sales in Australia, $416,000 in licensing revenue from PDI, $55,000 in skin care product sales and $13,000 in Canadian government grants. Revenues for the first six months of last year were $417,000 consisting of $131,000 in Rectogesic sales in Australia and $286,000 in skin care product sales, primarily to Gryphon.

For the three months ended June 30, 2003, the Company had a net loss of $4,582,000 or $0.23 per share, compared with a net loss of $5,624,000 or $0.32 per share for the same period last year. For the six months ended June 30, 2003, the net loss was $7,714,000 or $0.39 per share, compared with a net loss of $10,010,000 or $0.58 per share for the same period last year. Cash and investments at June 30, 2003 were $17.6 million, compared with $ 20.9 million at March 31, 2003 and $23.9 million at December 31, 2002. Net cash used in operations during the second half of this year is expected to average about $1.0 million per month.


Commenting on the first half results, K. Michael Forrest, Chairman and CEO, said, "We are making good progress with patient enrollment in our Cellegesic and Tostrelle clinical trials and with our nitric oxide donor-based development programs. Management changes in our clinical department are contributing to the expeditious completion of these key clinical studies. We will continue to control spending and preserve cash, focusing on our core product development projects."

A Conference Call, to discuss second quarter financial results and provide a business update, will be held on Thursday, August 14, 2003 beginning at 12:30 pm EDT (9:30 am PDT). Please dial (888) 803-8269 from the United States. Those interested in listening to the conference call live via the Internet may do so by visiting the Company's Web site at www.cellegy.com. To listen to

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the call  live,  please  go to the Web  site 15  minutes  prior to its  start to register; a replay will be available on the Web site for 14 days.

Additional Financial Information

In December 2002, Cellegy received $15 million from PDI for exclusive commercial rights to Fortigel in North American markets. To date, Cellegy has recorded licensing revenue of $208,000 from PDI in each of the first two quarters of 2003 reflecting the amortization of this payment over the expected commercial life of Fortigel. The balance will continue to be recorded as licensing revenue in subsequent quarters over the life of the product. Gryphon has not yet determined their skin care product requirements for the remainder of 2003.

Lower operating expenses in the first two quarters of this year, compared with the same period last year resulted primarily from pre-launch marketing costs for the Company's CellegesicTM (nitroglycerin ointment) 0.4% product candidate last year, as well as, the costs of completing two Phase III clinical trials last year. No additional Cellegesic marketing costs are anticipated for 2003. Operating expenses in this year's second quarter included non-cash compensation charges, totaling approximately $935,000, associated with the cancellation of certain Cellegy stock options, a payment made in stock to acquire certain patent rights and bonus payments made in stock.

Clinical expenses are expected to increase during the next two quarters as enrollment in the Cellegesic and Tostrelle clinical trials accelerate. In the first quarter ended March 31, 2003, Cellegy incurred a non-cash, non-operating expense of $542,000 associated with the reassessment of Cellegy's South San Francisco facility sub-lease arrangement, primarily related to the write down of capitalized tenant improvements. We do not expect any further adjustments to these assets in the foreseeable future.

About Cellegy

Cellegy Pharmaceuticals is a specialty biopharmaceutical company engaged in the development and commercialization of prescription drugs with primary focus in the areas of gastroenterology, sexual dysfunction and nitric oxide donor technologies. The Company is currently in discussions with the FDA to determine their requirements for marketing approval of Fortigel for the treatment of male hypogonadism. Cellegy recently reported clinical progress in its Phase 3 study using Cellegesic for treatment of chronic anal fissure pain and announced positive, interim Phase 2 study results using Tostrelle gel, for the treatment of female sexual dysfunction. Tostrelle is undergoing an amended Phase 2 clinical trial in the United States.

In addition, Cellegy has developed expertise in the use of nitroglycerin ointment and nitric oxide donors to address a number of serious medical conditions. Other nitroglycerin based product candidates, in earlier development, are targeting treatment of female sexual dysfunction, Raynaud's disease, prostate cancer and breast cancer.

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This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which reflect management's intentions, hopes, beliefs, expectations or predictions for the future. Investors are cautioned that these forward-looking statements are subject to numerous risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such risks and uncertainties relate to, among other factors: the completion and outcome of clinical trials; the outcome and timing of discussions with the FDA, particularly with regard to additional requirements for marketing approval of Fortigel; and our need and ability to complete corporate partnerships and further finance the Company. There can be no assurance that we will have sufficient resources to conduct an additional Phase 3 Fortigel trial, if required by the FDA, that any of Cellegy's products will be
approved  for  marketing  by  regulatory   authorities  or  that  these  product
candidates would be successfully marketed following approval. We undertake no obligation to update or revise the statements made herein. For more information regarding the above, and other risk factors that may affect Cellegy's future results, investors should refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2002.



Cellegy Pharmaceuticals:
Richard Juelis                                     K. Michael Forrest
Vice President, Finance & CFO                      Chairman, President and CEO
Phone:  (650) 616-2200
www.cellegy.com

Lippert/Heilshorn & Associates:
Bruce Voss (bvoss@lhai.com)
Ina McGuinness (imcguinness@lhai.com)
(310) 691-7100
www.lhai.com


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                          Cellegy Pharmaceuticals, Inc.
                            Summary Financial Results

                                  June 30, 2003

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                   (Unaudited)
                (Amounts in thousands, except per share amounts)
--------------------------------------------------------------------------------

                                            Three Months Ended      Six Months Ended
                                                 June 30,               June 30,
                                                 --------               --------

                                             2003        2002        2003        2002
                                           --------    --------    --------    --------

Revenues                                   $    263    $    150    $    655    $    417

Costs and expenses:
  Cost of product sales                           6          15          40          86
  Research and development                    3,314       3,651       5,175       6,613
  Selling, general and administrative         1,712       2,237       2,845       4,113
                                           --------    --------    --------    --------
     Total costs and expenses                 5,032       5,903       8,060      10,812

      Operating loss                         (4,769)     (5,753)     (7,405)    (10,395)

Interest income (expense) and
        other income (expense), net             187         129        (309)        385
                                           --------    --------    --------    --------

Net loss                                   $ (4,582)   $ (5,624)   $ (7,714)   $(10,010)
                                           ========    ========    ========    ========

Basic and diluted net loss per share       $  (0.23)   $  (0.32)   $  (0.39)   $  (0.58)
                                           ========    ========    ========    ========

Weighted average shares outstanding          19,951      17,313      19,901      17,304

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                          Cellegy Pharmaceuticals, Inc.
                            Summary Financial Results

                                  June 30, 2003


                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)
                             (Amounts in thousands)
--------------------------------------------------------------------------------

                                               June 30, 2003   December 31, 2002
                                               -------------   -----------------

Cash and investments (1)                          $ 17,565         $ 23,858
Other assets                                         3,625            4,521
                                                  --------         --------
     Total assets                                 $ 21,190         $ 28,379
                                                  ========         ========

Current liabilities                               $  2,423         $  2,128
Long-term liabilities (2)                           14,469           15,717
Shareholders' equity                                 4,298           10,534
                                                  --------         --------
     Total liabilities and shareholders' equity   $ 21,190         $ 28,379
                                                  ========         ========

(1) Includes restricted cash of $227,000.
(2) Includes deferred revenue of $13,751,000 from PDI's upfront license payment.


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